EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vertiv Holdings Co of our report dated March 11, 2020 relating to the financial statements of GS Acquisition Holdings Corp, which appears in Vertiv Holdings Co's Annual Report on Form 10-K for the year ended December 31, 2019.
/s/ PricewaterhouseCoopers LLP
Mclean, Virginia
December 23, 2020